WAYNE ZALLEN

722 West Dutton Road

Eagle Point, OR 97524

(541) 821-4556

July 1, 2018

Jonathan Bonnette, President

Grow Condos, Inc.

Re: Fee Agreement

Gentlemen,

Set forth below are the terms and conditions regarding compensation for services to be provided during calendar year 2018, and the fee arrangement for services to be provided by my firm to Grow Condos, Inc., its subsidiaries and affiliates (collectively "GRWC") for periods after June 30, 2018, along with our agreement regarding payment of fees for those services. The effective date of this agreement is and shall be July 1, 2018.

BASIC FEE ARRANGEMENT

For the twelve months beginning July 1, 2018, GRWC hereby agrees to pay Wayne Zallen (“Zallen”) a fixed fee of Forty Thousand Dollars ($40,000) for the services of Zallen in providing outside business management and consulting services.  It is also understood and agreed that Mr. Zallen is providing and intends to continue to provide services to other clients of his firm or to otherwise be individually employed by another entity or entities and that Mr. Zallen shall devote only so much time and effort as is reasonably necessary to meet the needs of GRWC within his other time constraints.

The basic free arrangement noted above of $40,000 shall be paid through Stock Based Compensation, valued at $.08 per share, and equaling Five Hundred Thousand (500,000) shares of Grow Condos, Inc. restricted "144" common stock.  The shares are to be issued within 10 days of executing this agreement.  Half of the stock, 250,000 shares, vests immediately upon issuance, and the remainder stock, 250,000 shares, vests after 180 days from the effective date of this agreement.  Any such shares of Stock will be issued to Wayne Zallen, or, upon request, his designee.

Because of the nature of the services to be provided is in the nature of a fee retainer arrangement, it is understood and agreed that no detailed billing statements with respect to the fixed monthly fee are required nor will they be provided and Mr. Zallen and other firm personnel shall have no obligation and shall not be required to account for their time. The firm will not provide GRWC a monthly invoice for the monthly fixed fee.

The above stated fees do not include expenses and GRWC agrees to timely pay any authorized expenses separately billed to GRWC.   GRWC further agrees that Mr. Zallen or the firm may also utilize other employees or subcontractors to perform services for GRWC or in support of matters assigned by you to the firm, all subject to the time limitations set forth above. To the extent a matter requires or may require the expertise of a business services other than what Mr. Zallen or other firm personnel can provide, GRWC agrees to separately engage and

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pay for such business services and expenses, and Mr. Zallen will provide business oversight of said services within the parameters of this Fee Agreement and all as directed by you.

Charges for expenses may and shall include, but not be limited to, expenditures for office expenses, travel, business meals, mileage, and other expenses incurred by us in the proper performance of consulting services for you.

AVAILABILITY TO PROVIDE SERVICES; TERM

With regard to any matter that GRWC may wish to refer to the firm that is within the capability and expertise of Mr. Zallen or other firm personnel to perform, Mr. Zallen and the firm will make himself/itself reasonably available on a priority/first call basis to respond to the needs of GRWC or to perform the tasks requested in regard to providing outside business management services, subject to the time limitations set forth above.

The firm will perform general business management services for GRWC and, in the case of specific matters identified by GRWC, only when reasonably requested to do so either by you or by other employees or agents of GRWC acting under your direction.  The scope of our responsibility for each such matter will be specified by you; if no such specification is made, we will perform such services as we believe appropriate for the particular matter, in the circumstances of the request.  We will not be responsible for any specific business management matters relating to GRWC unless they are covered by such a request.

If any of the above terms do not meet with your approval, please let me know immediately, and I will review them with you.  If you agree with the foregoing, please sign the duplicate original of this letter and return it to me at your earliest convenience.

The term of this agreement shall be and is 12 months from the effective date of July 1, 2018, and may be terminated during such initial term for any cause by either party with thirty (30) days’ official notice.

Sincerely,

/s/ Wayne Zallen

Acknowledged and Agreed:

Grow Condos, Inc.

By: /s/ Jonathan Bonnette

     Jonathan Bonnette, President

Date signed: _August 6, 2018

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